EXHIBIT 23.11

Consent of Weil & Company LLP

Independent Auditors

Dated March 5, 2007

CONSENT OF WEIL & COMPANY LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 2, 2006, February 16, 2005 and April 27, 2004 with respect to the consolidated financial statements of Premier Golf Management, Inc. and Subsidiaries as of December 31, 2005, 2004, and 2003 and the related combined consolidated statements of operations, changes in stockholder’s equity and cash flows for the years then ended included in Post Effective Amendment Five to the Registration Statement (Form S-11 No. 333-128662) and related Prospectus of CNL Income Properties Inc. filed with the Securities and Exchange Commission.

/s/ Weil & Company LLP

Santa Monica, California

March 5, 2007